UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

☒ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

YUM! BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Commencing on April 14, 2015, the following communication will be sent to certain shareholders of YUM! Brands, Inc.

April 14, 2015

Dear Fellow Shareholders:

We are writing to you in our capacity as the Management Planning & Development Committee of the Board of Directors of YUM! Brands, Inc. (“YUM” or the “Company”), to request your support of the proposals put forward in our 2015 Proxy Statement. In particular, we would like to urge your support FOR item 3 — the Advisory Vote on Executive Compensation (“Say on Pay”) and AGAINST item 4 — the Proposal regarding a Policy on Accelerated Vesting upon a Change In Control.

The Management Planning and Development Committee takes seriously its role in overseeing, designing and approving Chief Executive Officer and other Named Executive Officer pay. Our commitment is to an enduring structure that drives shareholder value while attracting and retaining the best talent for the long-term.  We believe our pay-for-performance philosophy and practices are firmly aligned with shareholder value and have contributed substantially to the long-run success of the Company. The intent of this letter is to:

1.              Summarize actions taken during 2014 (and prior years) that reflect this fact; and

2.              Address Institutional Shareholder Services (“ISS”) recommendation to vote against our Named Executive Officers’ compensation and its support for the proposal regarding accelerated vesting upon a Change in Control.

(It is particularly noteworthy that the proxy advisory firm Glass Lewis has recommended votes in favor of our Named Executive Officers’ compensation and against the Change in Control proposal—consistent with management’s recommendations.)

Company Performance

First, our long-term stock price performance has outperformed the Company’s peer group and broader market over the long-term. This is evidenced by the graph below depicting five-year stock price returns compared to both our industry and the S&P 500.  Of course, we are well aware of the Company’s relatively weak performance over the last two years, but these results are very specific to our China business and, in our view, are temporary in nature.  These issues are being addressed aggressively with the same focus on long-term shareholder value we have always maintained.

Important Compensation Outcomes

Second, the outcomes from our plans and the decisions made by the committee over the last several years demonstrate our commitment to pay for performance.

•                  CEO’s total compensation (based on the Summary Compensation Table) for 2014 and 2013 was approximately 30% lower than 2012 compensation;

•                  CEO’s earned annual bonus for 2014 and 2013 were only 22% and 41% of target bonus, respectively, based on performance that was below expectations; and

•                  No shares have been delivered under our performance share plan for the last two performance cycles due to adjusted EPS results falling below threshold expectations.

These results reflect our relatively poor operating performance in 2014 (adjusted EPS increased only 4%) and in 2013 (adjusted EPS declined 9%).

Response to ISS Comments

Third, in its report ISS made several observations that are incorrect or incomplete and, therefore, deserve direct response, specifically:

•                  Above Median Benchmarking — Greg Creed became CEO of YUM effective January 1, 2015.  With his appointment, we set his 2015 pay below the 50th percentile compared to our peer group given that he is new in the role.  This is a change from the 75th percentile target total compensation used to set David Novak’s pay as CEO, which reflected his tenure and long-term performance.  We believe this change should be taken into consideration when deciding whether to support compensation for our Named Executive Officers.

•                  Use of Equity — We fundamentally believe stock options are performance based.  Stock options are inextricably linked to the creation of shareholder value and, therefore, shareholders’ interests since they only generate value for executives when we create value for shareholders. Consequently, we believe 100% of our long-term incentive awards are performance based. In addition, a meaningful and significant amount of long-term incentive is delivered through a vehicle other than options—performance shares. We provide 25% of the CEO’s long-term incentive through performance shares based on YUM’s relative Total Shareholder Return (“TSR”) against the S&P 500.

•                  Performance Share Plan (PSP) Design — Our PSP is substantially and rigorously performance based, especially when compared to other large companies.  According to Frederick W. Cook & Co. Inc.’s Relative Total Shareholder Return Performance Award Report published in October 2014, 49% of the 250 largest companies (based on market capitalization) in the S&P 500 use a relative TSR metric.   Our plan design compares very favorably with and in several respects is more rigorous than the predominant practice, for example:

•                  52% of the companies set the maximum payout at the 85th percentile or lower, whereas our maximum is set at the 90th percentile.

•                  92% of the companies set threshold payout at the 35th percentile or lower, whereas our threshold is set at the 40th percentile.

•                  Only 27% of companies use an absolute TSR requirement in order to trigger any payout—and we believe such a provision would be contrary to the purpose of the plan and shareholder interests of motivating superior results under any market conditions.

•                  However, our plan, unlike most, does cap potential payouts at no more than target if absolute TSR is less than zero—even if the relative ranking were to otherwise indicate a higher earned award.

In summary, our PSP requires higher performance to earn the same outcomes compared to most relative TSR plans.

Furthermore, ISS recommends that full-value awards be earned only if performance exceeds the median.  However, 74% of relative TSR plans result in the target being earned at the 50th percentile or lower performance.

•                  Accelerated Vesting on Change in Control — We received a shareholder proposal asking the Board to eliminate accelerated vesting of all unvested equity awards in case of a change in control (the proposal would permit pro rata accelerated vesting based on length of employment during the vesting period).  The Board does not recommend this proposal.  First, we adopted “double trigger” vesting upon a change in control several years ago, which requires involuntarily or constructive termination of an executive following a change in control before any accelerated vesting of equity awards occurs.  This ensures that the executive does not receive a windfall upon a change in control if he or she left voluntarily following the change in control. Further, accelerated vesting provides a strong incentive to maximize shareholder value and acts as a retention mechanism for our executives during the uncertain times associated with a change in control.  In contrast, if full acceleration is not provided, the incentive structure will be undercut as management’s incentives will not be aligned with shareholders to enhance value by completing a transaction. It is essential in so critical a situation that management be focused on shareholder interests and not their personal situation. We believe the proposal creates this risk.

Executive compensation is both an important outcome of, and a driver of our long-term performance. In this regard, we call your attention to the Compensation Discussion and Analysis in this year’s proxy statement. The importance and care applied to these considerations have been provided in detail.

Our goal is to motivate and align rewards to management with the creation of long-term shareholder value.  We believe our programs have and will continue to accomplish this.

With this additional information, we ask that you vote FOR our Say on Pay proposal to approve our executive compensation as well as AGAINST the proposal related to accelerated vesting upon a change in control, as recommended by the Board in our 2015 Proxy Statement.

Sincerely,

THE MANAGEMENT PLANNING AND DEVELOPMENT COMMITTEE

ROBERT D. WALTER, CHAIR
DAVID W. DORMAN
MASSIMO FERRAGAMO
THOMAS M. RYAN